Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Dan Evans	Helen Chung
Clearwire	Clearwire
425-216-4879	425-216-4551
dan.evans@clearwire.com	Helen.chung@clearwire.com
CLEARWIRE ANNOUNCES NEW $1 BILLION TERM LOAN FINANCING
New Debt Facility Led by Morgan Stanley, Merrill Lynch, JP Morgan and Citigroup
KIRKLAND, Wash. — July 5, 2007 - Clearwire Corporation (NASDAQ: CLWR) today announced that it has closed and funded its first tranche of a fully committed $1 billion senior secured term loan, the remainder of which will be funded on a delayed draw basis in approximately 45 days. The transaction was led by Morgan Stanley, Merrill Lynch, JP Morgan and Citigroup. The proceeds will be used to refinance Clearwire’s existing debt and to expand the company’s operations. By refinancing its existing debt, virtually all of Clearwire’s debt is extended to a five year maturity.
“Clearwire is capitalizing on the momentum we have in the market place to drive down our cost of capital, extend our debt maturities, simplify our balance sheet and provide additional capital resources,” said John Butler, chief financial officer of Clearwire. “By opportunistically accessing the capital markets, we expanded our investor base and further strengthened the company’s balance sheet.”
“Clearwire continues to develop a broader following on Wall Street,” said Christopher Harland, vice chairman, Institutional Securities; chairman of Global Media and Communications at Morgan Stanley. “This financing demonstrates Clearwire’s continuing ability to strategically access the capital markets on terms that it finds favorable.”
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About Clearwire
Clearwire, founded in October 2003 by Craig O. McCaw, is a provider of simple, portable and reliable, wireless high-speed Internet service. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 40 U.S. markets, in more than 400 municipalities in 13 states across the U.S. Clearwire’s international markets include Ireland and Belgium, and the company also offers wireless high-speed Internet services in Mexico and Denmark through its partners, MVS Net and Danske Telecom. For more information, visit www.clearwire.com.
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Forward-Looking Statements
This release contains forward-looking statements which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, the Company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-Q filed on May 15, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.